Exhibit 10.10

Quotient Biodiagnostics Holdings Limited

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of the 16 day of February, 2012, by and among Quotient Biodiagnostics Holdings Limited, a no par value liability company incorporated in Jersey, Channel Islands with registered number 109886 (the “Corporation”), each holder of the Corporation’s A Preference Shares (“Series A Preferred”) and B Preference Shares (“Series B Preferred” and together with the Series A Preferred, the “Preferred Stock”) listed on Schedule A hereto (the “Investors”), and the holders of the Corporation’s Ordinary Shares, A Deferred Shares, B Deferred Shares, C Deferred Shares, A Ordinary Shares and B Ordinary Share (collectively, the “Common Stock”) listed on Schedule B hereto (the “Key Holders” and together with the Investors, the “Shareholders”).

RECITALS

WHEREAS, the Key Holders, the holders of Series A Preferred (the “Series A Holders”) and the Corporation desire to induce the Series B Holders (as defined below) to purchase shares of Series B Preferred pursuant to the Investment Agreement dated as of the date hereof by and among the Corporation and certain of the Investors (the “Investment Agreement”) by entering into this Agreement in order to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Corporation, the Key Holders and the Investors, including the Series A Holders, each hereby agree as follows:

SECTION 1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of: or shares the same management Corporation with, such Person.

“Agreement” shall mean this Shareholders Agreement, as the same may be amended from time to time.

“Articles of Association” shall mean the Corporation’s Articles of Association, as amended and/or restated from time to time.

“Board” shall mean the Corporation’s Board of Directors.

“Closing Date” shall mean the date of closing of the Investment Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the Preamble hereto.

“Corporation” shall mean Quotient Biodiagnostics Holdings Limited, a limited liability company incorporated in Jersey, Channel Islands, its successors and assigns.

“Derivative Securities” shall mean any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

“Exit Event” means (i) a Sale of the Corporation (other than pursuant to Section 3) where the Series B Holders will receive an aggregate cash consideration at such closing less than US$2.1O per share; (ii) or any application for admission to trading or listing of the Corporation’s shares (or any class of shares) on NASDAQ or any recognized investment exchange or other stock market approved by the Requisite Series B Holders where the price per share on listing or admission to trading is less than US$5.25 (both as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like). For the avoidance of doubt, with respect to clause (i), the term “Exit Event” shall be deemed to include any Sale of the Corporation (other than pursuant to Section 3) in which the Series B Holders receive less than two (2) times their aggregate gross investment in the Corporation as set forth in the Investment Agreement, and, with respect to clause (ii), the term “Exit Event” shall be deemed to include any application for admission to trading or listing of the Corporation’s shares (or any class of shares) on NASDAQ or any recognized investment exchange or other stock market approved by the Requisite Series B Holders where the Series B Holders receive less than five (5) times their aggregate gross investment in the Corporation as set forth in the Investment Agreement.

“Founder Director” shall have the meaning ascribed to such term in the Articles.

“Galen” shall mean, collectively, Galen Partners Y, L.P. and Galen Partners International V, L.P. and their respective Affiliates.

“Indemnified Tax Amount” means the additional amount of U.S. federal, state and local tax due to (A) the inclusion of any amount in the income of an Investor under Sections 951(a)(I)(A) and (B) of the Code, (B) the recharacterization of a capital gain as a dividend under Section 1248 of the Code (whether by operation by operation of Section 1248 or any other section of the Code), (C) the application of Section 367(b) of the Code, or (D) the treatment of any amount as an excess distribution under Section 1291 of the Code due to the Corporation meeting the Asset Test due to its status as a “controlled foreign corporation” as such terms are defined in the Tax Memorandum; provided that, in each such case, the additional tax is the result of the Corporation being a “controlled foreign corporation” due to the direct or indirect sale of Quotient Biodiagnostics Group Limited stock. The additional amount of U.S. federal, state and local tax for a taxable year shall equal the amount of income included in the Investor’s gross income under (A), (B), (C) and (D) multiplied by the highest applicable U.S. federal, state and local statutory tax rates applicable to any Galen partner or any member of the general partner of

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Galen in effect for such year. The tax so calculated with respect to any amount described in (B) shall be reduced by the amount of tax that such Galen partner or member of the general partner of Galen would have paid had the income in question been characterized as capital gain.

“Investment Agreement” shall have the meaning set forth in the Recitals hereto.

“Investor Director” shall have the meaning ascribed to such term in the Articles.

“New Securities” shall mean, collectively, equity securities of the Corporation, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Permitted Share Issue” means an issue of shares pursuant to:

•	agreements entered into pursuant to Sections 5(b), (c) or (d); or

•	the warrants and options referred to in the Investment Agreement and as set forth in the Capitalization Table set out in Schedule C;

“Person” shall mean any individual, corporation, partnership, trust, limited liability Corporation, association, organization or other entity.

“QBDG” shall mean Quotient Biodiagnostics Group Limited, incorporated in Jersey, Channel Islands with company number 103254.

“Requisite Series B Holders” shall mean the holders of at least a majority of the then outstanding shares of Series B Preferred.

“Sale of the Corporation” shall mean a “Sale” as such term is defined in the Articles of Association.

“Series A Preferred” shall have the meaning set forth in the Preamble hereto.

“Series B holders” shall mean the holders of shares of Series B Preferred as set forth on Schedule A hereto.

“Series B Preferred” shall have the meaning set forth in the Preamble hereto.

“Shares” shall mean and include any securities of the Corporation the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, Series A Preferred, and Series B Preferred, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

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“Tax Memorandum” means a memorandum on the U.S. federal income tax regimes governing “controlled foreign corporations” and “passive foreign investment companies” as attached hereto as Schedule D.

SECTION 2. Exercise of Voting Powers. Each Shareholder agrees to vote or cause to be voted all Shares owned or controlled by them as may be necessary, from time to time and at all times, in whatever manner as shall be necessary to (a) increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time, and (b) implement the Exit provisions contained in articles 6.2 and 6.3 of the Articles of Association

SECTION 3. Galen Unilateral Rights.

(a) Accelerated Sale.

(i) Commencement of Accelerated Sale. If, at any time following the date that is twenty four (24) months following the Closing Date or if, at any time before such date the cash balance of the Corporation drops below $1,000,000 at any time for a continuous period of 60 days within the period extending from the Closing Date through the second anniversary of the Closing Date, Galen may, in its sole discretion and without the need for additional approval by the Board or Shareholders, request (i) a Sale of the Corporation or (ii) that a third party be found to purchase the shares of Series B Preferred then held by the Series B Holders (each, an “Accelerated Sale”). For the avoidance of doubt, Galen’s request for an Accelerated Sale shall not be subject to any conditions or contingencies. In order to initiate an Accelerated Sale, Galen shall deliver written notice (an “Accelerated Sale Notice”) to either the Chief Executive Officer of the Corporation or the Board. The Accelerated Sale Notice shall specify whether Galen desires to proceed with a Sale of the Corporation or to effect a sale of the Series B Holders’ shares of Series R Preferred to a third party.

(ii) Effecting an Accelerated Sale. Following the receipt by the Corporation’s Chief Executive Officer or the Board, as applicable, of an Accelerated Sale Notice, the Corporation shall have a period of one (1) month to appoint an advisor to help coordinate and effect the Accelerated Sale (the “Accelerated Sale Advisor”) and otherwise to begin the process of effecting an Accelerated Sale. The appointment of the Accelerated Sale Advisor shall be subject to the mutual agreement of Galen and QHDG. Subject to Section 3(a)(iii), each of the Shareholders, including, without limitation, QBDG, hereby agree that such Shareholder will use all reasonable efforts to effect the Accelerated Sale in a timely manner, including, without limitation, taking the following actions: (a) if such Accelerated Sale requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Accelerated Sale (together with any related amendment to the Articles required in order to implement such Accelerated Sale) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Corporation to consummate such Accelerated Sale; (b) to execute and deliver all related documentation and take such other action in support of the Accelerated Sale as shall reasonably be requested by the

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Corporation, the Accelerated Sale Advisor or Galen in order to carry out the terms and conditions of this Section 3(a), including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents; (c) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement or the Articles, any Shares of the Corporation owned by such Shareholder or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Accelerated Sale; (d) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law or preemption or similar rights contained in the Articles of Association at any time with respect to the Accelerated Sale; and (e) in the event that a shareholder representative (the “Shareholder Representative”) is appointed in connection with the Accelerated Sale with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Accelerated Sale, (x) to consent to (i) the appointment of such Shareholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Shareholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative’s services and duties in connection with such Accelerated Sale and its related service as the representative of the Shareholders, and (y) not to assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or willful misconduct.

(iii) Notwithstanding any provision of this agreement or the Articles of Association, in the event Galen exercises its Accelerated Sale right pursuant to this Section 3, the Corporation (in the event the Corporation receives an definitive offer from a third party with respect to such Accelerated Sale) or Galen (in the event Galen receives a definitive offer with respect to such Accelerated Sale), as applicable, shall provide QBDG with notice of such offer and for a period of twenty eight (28) days following delivery of such notice QBDG shall have the right to consummate the Accelerated Sale with the Corporation or the Series B Holders, as applicable, at the same price offered by such third party and on terms substantially similar to those offered by such third party.

(iv) Liability in Accelerated Sale Documents. No Shareholder shall be required to comply with Section 3(a)(ii) or (iii) above in connection with an Accelerated Sale unless: (1) any representations and warranties to be made by such Shareholder in connection with the Accelerated Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shareholder’s shares or other securities in the Corporation, including but not limited to representations and warranties that (i) the Shareholder holds all right, title and interest in and to the shares or securities such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to

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the acquirer and are enforceable against the Shareholder in accordance with their respective terms and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency; and (2) the liability for indemnification, if any, of such Shareholder in the Accelerated Sale and for the inaccuracy of any representations and warranties made by the Corporation or its Shareholders in connection with such Accelerated Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Corporation- as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Accelerated Sale.

(v) Termination of Accelerated Sale. Notwithstanding the foregoing, Galen, in its sole discretion, may elect to cease the Accelerated Sale process at any time by delivering written notice to the Corporation’s Chief Executive Officer or the Board, in which event the rights to effect an Accelerated Sale shall lapse and not be available for a second or subsequent sale.

(b) Failure to Effect Accelerated Sale or Redeem Series B Preferred; Reconstitution of Board and Appointment of Executive Chairman. In the event that (1) the Corporation has failed to effect an Accelerated Sale within twelve (12) months following the delivery by Galen of the Accelerated Sale Notice to the Corporation’s Chief Executive Officer or Board or (2) the Corporation has failed to redeem or register the transfer of any shares of Series B Preferred in accordance with Article 12 of the Articles (each of the foregoing events, a “Unilateral Event”), then the size of the Board shall be increased, and Galen shall have the right to appoint any and all directors to fill any vacancies created by such increase, until such time as the Galen representatives on the Board constitute a majority of the Board (the “Galen Board Increase”). In addition, upon the occurrence of a Unilateral Event, Galen shall have the right to appoint an Executive Chairman of the Board (the “Executive Chairman Appointment”). Each Shareholder hereby agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to effect the Galen Board Increase and/or the Executive Chairman Appointment in accordance with the terms of this Section 3(b).

SECTION 4.

(a) Matters Requiring Investor Approval. Subject to Galen’s rights and privileges set forth in Section 3 above, the Corporation hereby covenants and agrees with each of the Series B Holders and QBDG that it shall not, without the prior written consent or affirmative vote of the Requisite Series B Holders and QBDG, take, or cause any of its subsidiaries to take, any of the following actions (directly or indirectly by amendment, merger, consolidation or otherwise), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

(1) alter the Corporation’s Memorandum of Association or Articles or the rights attaching to any Shares (other than the conversion of any shares in accordance with the Articles);

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(2) issue any new Shares other than for a Permitted Share Issue;

(3) grant any options or other equity interests other than for the purpose of a Permitted Share Issue;

(4) declare, make or pay any dividend or other distribution;

(5) pass any resolution to wind up, dissolve or liquidate the Corporation or any of the Corporation’s subsidiaries, including, without limitation, close down any business operation or dispose of or dilute its interest in any of its subsidiaries;

(6) amalgamate or merge with any other Corporation or business undertaking or enter into, vary or terminate any partnership, consortium or joint venture;

(7) acquire any business or shares (other than in a group Corporation) or interest other than in a corporate or other entity;

(8) make, increase or amend any borrowing (other than from banks in the ordinary course of business not in excess of £100,000 above the principal amount outstanding at Closing);

(9) sell, transfer or dispose of or grant an option or other right over all or a substantial part of the Corporation’s undertakings and assets,

(10) enter into any agreement to carry out or complete an Exit Event;

(11) enter into or vary any transaction, arrangement or agreement with any director or shareholder of the Corporation or its subsidiaries or any person connected with any such director or shareholder, other than an arms’ length employment agreement or agreement for services in the ordinary course of business;

(12) establish or amend any material profit-sharing, share option, bonus, employee trust or other incentive schemes of any nature for directors or employees other than for a Permitted Share Issue;

(13) increase the number of shares or equity securities reserved for issuance under any option plan or other equity incentive scheme, including, without limitation, the Management Pool and the Independent Director Pool (each as defined below), in excess of the number of shares reserved in the Capitalization Table set out in Schedule C;

(14) establish or amend any pension scheme; or grant any material pension rights to any director, employee, former director or employee or any member of such person’s family;

(15) engage in any business other than the business of developing, manufacturing and selling transfusion diagnostic products; or expend any monies or incur any liabilities other than in good faith for the purpose or in connection with the carrying on of the business or enter into any arrangement, contract or transaction outside the normal course if its business or otherwise than on an arms length basis;

(16) enter into any commitment outside the ordinary course of business which would involve the Corporation or its subsidiaries in the payment or receipt of consideration having an aggregate value in excess of £100,000 or enter into any commitment within the ordinary course of business which would involve the Corporation or its subsidiaries in the payment of consideration having an aggregate value in excess of £100,000;

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(17) grant, create or permit to be created any new encumbrance on any material asset or any shares in the Corporation or its subsidiaries other than liens arising in the ordinary course of business;

(18) give any guarantee, suretyship or indemnity to secure any liability of any other person (other than the Corporation or its subsidiaries) or assume any of the obligations of any other person;

(19) enter into any operating lease for a duration exceeding five (5) years or involving aggregate premium and annual rental payments for the Corporation or its subsidiaries in excess of £100,000;

(20) grant any rights (by license or otherwise) in or over any intellectual property owned or used by the Corporation or its subsidiaries;

(21) change either its auditors or its accounting reference date;

(22) make or permit to be made any material change in the accounting policies adopted by the Corporation or its subsidiaries;

(23) make any loan or grant any credit or give any guarantee or indemnity, other than in the ordinary course of business;

(24) agree to remunerate any officer of or consultant to the Corporation at an annual rate in excess of £100,000;

(25) enter into or vary or (subject to any breach justifying termination) terminate any contract of employment providing for the payment of remuneration in excess of £100,000 per annum;

(26) enter into any transaction reasonably likely to result in the Corporation becoming a “controlled foreign corporation” for US tax purposes as further set out in the Tax Memorandum;

(27) subject to the rights of Galen and QBDG to appoint and remove directors pursuant to Article 32 of the Articles of Association increase or decrease the size of the Board; or

(28) effect or commit to any of the items listed in (1) through (27) above by a subsidiary of the Corporation.

(b) Relationship with Articles of Association. For as long as this Agreement continues in force, in the event an action or matter requiring the consent of the Requisite Series B Holders and QBDG pursuant to Section 4(a) has received Preference Consent (as defined in the Articles of Association) such action or matter shall be deemed to have been approved by the Requisite Series B Holders and QBDG solely with respect to that specific instance in accordance with Section 4(a).

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SECTION 5. Additional Covenants.

(a) Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office (including the Founder Director and at least one (1) Investor Director), the Board shall meet at least quarterly (either in person or via teleconference) in accordance with an agreed-upon schedule; provided that the Board shall meet in person at least one (I) time each calendar quarter. The Corporation shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board (or any meetings of the board of directors of any of the Corporation’s subsidiaries) or other Corporation business. When trans-Atlantic travel is required by Corporation business, reasonable travel expenses shall be deemed to include the cost of business class fare. The Corporation shall cause to be established, as soon as practicable following the Closing, and will maintain, an audit and compensation committee, each of which shall include the Founder Director and at least one (1) Investor Director. Upon reasonable notice to each member of the Board, each of Galen and QBDG shall have the right to convene a teleconference meeting of the Board.

(b) Management Pool and Independent Director Pool. On the Closing, a total of 2,081,675 shares shall be reserved for the Corporation’s equity incentive option pool (the “Management Pool”) which shall include 250,182 Ordinary Shares for issuance to future independent directors (the “Independent Director Pool”). Each Shareholder hereby agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control in whatever manner as shall be necessary to effect the increases to the Management Pool and the Independent Director Pool as set forth in this Section 5(b). As from Closing the share capital structure of the Corporation shall be as set out in Schedule C.

(c) Equity Interests Granted to Directors. Unless otherwise approved by the Board, including at least one (1) Investor Director, all directors of the Corporation who purchase, receive options to purchase, or receive awards of shares of the Corporation’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for the exercise of such options on an Exit Event (as defined in the Articles of Association) on terms consistent with standard QBDG option grants outstanding as of the date hereof. In addition, unless otherwise approved by the Board, including at least one (1) Investor Director, the Corporation shall have the right to repurchase any shares issued from the Independent Director Pool at the then fair market value of such shares as determined in good faith by the Board and otherwise on terms set out in the Articles of Association.

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(d) Equity Interests Granted to Employees and Consultants Prior to Closing. All options and deferred shares granted to employees and consultants of QBDG, Alba (as defined in the Investment Agreement), QBD Inc. (as defined in the Investment Agreement), the Corporation or its subsidiaries which are in issue and outstanding immediately prior to the Closing, shall continue in accordance with the terms applicable to such options and deferred shares as in effect immediately prior to Closing subject only to those amendments arising pursuant to the new option agreements with the Corporation to be entered into on or promptly following the date of this Agreement or on such later date as the Board may determine; provided that aforementioned options and deferred shares are set forth in the Capitalization Table set forth out on Schedule C.

(e) Insurance. The Corporation shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board determines that such insurance should be discontinued.

(f) Successor Indemnification. If the Corporation or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Corporation assume the obligations of the Corporation with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Articles, or elsewhere, as the case may be.

(g) Registration Rights. In the event the Corporation grants any future rights or privileges to any existing or future holders of shares of capital stock of the Corporation that are not also applicable to the Series B Holders, the Corporation shall grant to the Series B Holders such additional rights or privileges. Without limiting the foregoing, if, following the Closing, the Corporation sells or issues any securities, whether or not currently authorized (including securities convertible into or exchangeable or exercisable for any shares of the Corporation’s capital stock), that entitles any holder thereof to registration rights, including, without limitation, demand and piggyback registration rights, with respect to such securities (or any shares of capital stock issuable upon conversion or exercise of such securities) (the “Registration Rights”), then the Corporation shall grant the same Registration Rights to the Series B Holders (or Ordinary Shares issuable upon conversion of the shares of Series B Preferred).

(h) Passive Foreign Investment Company. The Corporation shall use commercially reasonable efforts to avoid being a “passive foreign investment company” or “PFIC” as such term is described in the Tax Memorandum. The Corporation shall make due inquiry with its U.S. tax advisors at least annually regarding the Corporation’s status as a PFIC and if the Corporation becomes a PFIC, or if there is a likelihood of the Corporation being a PFIC for any taxable year, the Corporation shall promptly notify Investors of such status or risk, as the case may be. The Corporation shall, as soon as reasonably practicable following the end of each taxable year of the Corporation (but in no event later than sixty (60) days following the end of each taxable year) provide Investors with an accurate and complete PFIC Annual Information Statement in the form set out in the Tax Memorandum.

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(i) Controlled Foreign Corporation. The Corporation shall use commercially reasonable efforts to avoid being a “controlled foreign corporation” or “CFC” as such term is described in the Tax Memorandum. The Corporation shall make due inquiry with its U.S. tax advisors at least annually regarding the Corporation’s status as a CFC and if the Corporation becomes a CFC, or if there is a likelihood of the Corporation being a CFC for any taxable year, the Corporation shall promptly notify Investors of such status or risk, as the case may be. In the event the Corporation is a CFC, it shall provide the Investors with any information that may reasonable request in order to allow the Investors to properly file their U.S. federal income tax returns.

(j) Indemnified Tax Amount. If the Corporation engages in any transaction that causes any Indemnified Tax Amount to be payable by any Investor, the Corporation shall indemnify such Investor with an amount equal to the Indemnified Tax Amount provided that:

a.	The Corporation shall be kept fully and timely informed of all matters relating to the tax reporting of any income or gain that gives rise to an Indemnified Tax Amount and shall in good faith consider adopting any tax reporting position proposed by the Corporation that reduces any Indemnified Tax Amount; provided, however, that the Investor shall not adopt any such position unless, in the opinion of the Investor’s tax counsel and its tax return preparer, the Investor would be more likely than not to prevail if such position were challenged by the Internal Revenue Service and the Investor fully exhausted all administrative and judicial remedies available to it in order to sustain such filing position;

b.	Payment of the Indemnified Tax Amount shall be made no later than five (5) business days before the date of which the Investor (or its partners) is obliged to make the payment of tax to which the Indemnified Tax Amount relates; and

c.	The Investor shall not make any admission of liability, settlement or compromise of the Tax Claim, or agree to any matter in the conduct of such Tax Claim which may affect the amount of the Indemnified Tax Amount without the prior approval of the Corporation, such approval not to be unreasonably withheld or delayed.

SECTION 6. Third Party Financing.

(a) In the event of an offer to finance (a “Financing Offer”) the Corporation or any successor or assignee of the Corporation established or operating to hold all or substantially all of the assets of the Corporation (the “Corporation Successor”) that (i) is made on bona fide arms’ length terms approved the Board, (ii) includes any offer of securities in the Corporation or Corporation Successor, as applicable, (iii) is in compliance with the provisions of Article 8 of the

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Articles of Association (Further Issue of Shares) (which shall be deemed to apply to any subsidiary of the Corporation or Successor Corporation) (the “Preemption Rights”), and (iv) either Galen or QBDG has declined to participate (a “Non-Participating Investor”) in accordance with the Preemption Rights, then the Non-Participating Investor shall not exercise any of such Non-Participating Investor’s rights under Section 4(a) or as set forth in the Preemption Rights in respect of such Financing Offer.

(b) If, following closing of the Financing Offer, the Non-Participating Investor holds less than 25% of the total voting rights of the Corporation or the Corporation Successor, as applicable, such Non-Participating Investor’s rights under this Agreement and such Non- Participating Investor’s rights as Investor or Founder, as applicable, under the Articles of Association (including with respect to voting and Minimum Return (as defined in the Articles of Association)) shall terminate and such Non-Participating Investor shall exercise all voting rights and other powers of control and execute all documents and carry out all acts required by Galen or QBDG, as applicable, to carry out and complete such Financing Offer, provided that the terms of Section 3(a)(iv) shall apply with respect to any such documents entered into by a Non- Participating Investor mutatis mutandis.

SECTION 6. Remedies

(a) Grant of Proxy: No Conflicting Agreements. Upon the failure of any Shareholder to vote its Shares in accordance with the terms of this Agreement, such Shareholder hereby grants to a shareholder designated by the Board a proxy coupled with an interest in all Shares owned by such Shareholder, which proxy shall be irrevocable until this Agreement terminates pursuant to its terms or this Section 6(a) is amended to remove such grant of proxy in accordance with Section 7(e) hereof, to vote all such Shares in the manner as provided herein. Each Shareholder hereby revokes any and all previous proxies or powers of attorney with respect to such Shareholder’s Shares and shall not hereafter, until this Agreement terminates pursuant to its terms or this Section 6(a) is amended to remove this provision in accordance with Section 7(e) hereof: grant, or purport to grant, any other proxy with respect to such Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth in this Agreement.

(b) Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any other party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(c) Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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(d) Exercise of Remedies. Where any right or remedy hereunder accrues to the holders of any class of share in the Corporation, such rights shall be exercisable only with the consent of holders of the majority of the shares in such class from time to time.

(e) Conflict with Articles. If there shall be any conflict between the terms of this Agreement and the Articles of Association, as between the Shareholders the terms of this Agreement shall prevail.

SECTION 7. Miscellaneous.

(a) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail (including PDF) or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by first class mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices and other communications shall be sent to the Corporation at its principal office, Attention: Chairman, and to the other parties at the addresses set forth on Schedule A or Schedule B, as applicable (or at such other addresses as shall be specified by notice given in accordance with this Section 7(a)).

(b) Assignment of Rights.

(i) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement

(ii) Any successor or permitted assignee of any Key Holder shall deliver to the Corporation and the Investors, as a condition to any transfer or assignment, an instrument of adherence hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(iii) The rights of the Investors hereunder are not assignable without the Corporation’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate, partner, retired partner, member or retired member of such Investor, or (ii) to an assignee or transferee who acquires all of the Shares then held by a particular Investor, it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Corporation and the other investors of an instrument of adherence hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(iv) Except in connection with an assignment by the Corporation by operation of law to the acquirer of the Corporation, the rights and obligations of the Corporation hereunder may not be assigned under any circumstances.

13

(c) Future Issuances to Key Holders. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, the Corporation’s Key Holders with respect to future issuances to Key Holders by the Corporation of additional Shares.

(d) Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of an Exit Event (as defined in the Articles of Association), or (b) termination of this Agreement in accordance with Section 6 or 7(e) below.

(e) Consent Required to Amend, Terminate and Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Corporation, (b) the Investors holding a majority of the outstanding shares of Series A Preferred then held by all of the Investors and (c) the Investors holding a majority of the outstanding shares of Series B Preferred then held by all of the Investors. Notwithstanding the foregoing, Sections 3, 4, 5 and 6 shall be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Requisite Series B Holders and QBDG. Any termination, amendment or waiver so effected shall be binding upon all the parties hereto and all parties’ respective successors and permitted assigns, whether or not any such party, successor or assign entered into or approved such amendment or waiver. Notwithstanding the foregoing, any provision hereof may be waived by the waiving party on such party’s behalf, without the written consent of any other party. Any waiver of any specific right or benefit hereunder shall not prejudice the enforcement or exercise of any similar right or remedy in the future.

(f) Governing Law. This Agreement shall be governed by and construed under the laws of Jersey in all respects as such laws are applied to agreements among Jersey residents entered into and performed entirely within Jersey, without giving effect to conflict of law principles thereof.

(g) Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(h) Title and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and arc not to be considered in construing this Agreement.

(i) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

14

(j) Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

(k) Additional Key Holders. In the event that after the date of this Agreement, the Corporation issues shares of capital stock to any person or entity, which shares constitute one percent (1%) or more of the Corporation’s then outstanding capital stock (including all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Corporation shall, as a condition to such issuance, cause such person or entity to execute an instrument of adherence hereto, as a Key Holder, in a form approved by the Board, and such person or entity shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

(l) Entire Agreement. This Agreement (including any Exhibits and Schedules hereto), the Articles, the Investment Agreement and the other Transaction Agreements (as defined in the Investment Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(o) Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Shares occurring after the date of this Agreement.

15

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

COMPANY:

QUOTIENT BIODIAGNOSTICS HOLDINGS LIMITED

By:
Name:	PAUL COWAN
Title:	DIRECTOR

INVESTORS:

QUOTIENT BIODIAGNOSTICS GROUP LIMITED

By:
Name:	PAUL COWAN
Title:	DIRECTOR

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

INVESTORS:

GALEN PARTNERS V, L.P.

By:	Galen Partners V, L.L.C., its General Partner

By:
Name:	Zubeen Shroff
Title:	Managing Director

GALEN PARTNERS INTERNATIONAL V, L.P.

By:	Galen Partners V, L.L.C., its General Partner

By:
Name:	Zubeen Shroff
Title:	Managing Director

THOMAS BOLOGNA

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

INVESTORS:

GALEN PARTNERS V, L.P.

By:	Galen Partners V, L.L.C., its General Partner

By:
Name:	Zubeen Shroff
Title:	Managing Director

GALEN PARTNERS INTERNATIONAL V, L.P.

By:	Galen Partners V, L.L.C., its General Partner

By:
Name:	Zubeen Shroff
Title:	Managing Director

THOMAS BOLOGNA

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

KEY HOLDERS:

BY HIS DULY AUTHORISED ATTORNEY

Jeremy Stackawitz

BY HIS DULY AUTHORISED ATTORNEY

Michael Hannan

BY HIS DULY AUTHORISED ATTORNEY

William Brady

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

Schedule A

Investors

Series B Holders

Galen Partners V, L.P.

680 Washington Boulevard

11th Floor

Stamford, CT 06901

Attn: David Azad

Galen Partners International V, L.P.

680 Washington Boulevard

11th Floor

Stamford, CT 06901

Attn: David Azad

Thomas Bologna

148 Hodge Road

Princeton, NJ 08540

Series A Holders

Quotient BioDiagnostics Group Limited

PO Box 1075

Elizabeth House

9 Castle Street

St Helier

Jersey

JE4 2QP

Schedule B

Key Holders

Jeremy Stackawitz

1551 Wexford Court

Newton

PA 18940

USA

Michael Hannan

703 Damascus Church Road

Chapel Hill

NC 27516

USA

William Brady

606 Meadowmount Lane

Chapel Hill

NC 27517

USA

Schedule C

Capitalization Table

Shareholder Name	Class of Share	Shares to be Issued on Closing	Warrants	Shares in issue post- Warrant exercise	Options	Shares in issue post- option exercise	% of fully- diluted Equity	% of Votes

Jeremy Stackawitz	A Deferred Shares	39,539		39,539		39,539	0.13%	0.00%
	A Ordinary Shares	138,386		138,386		138,386	0.45%	0.00%
	B Deferred Shares	118,617		118,617		118,617	0.38%	0.00%
	C Deferred Shares	300,000		300,000		300,000	0.97%	0.00%

Michael Hannan	A Deferred Shares	9,885		9,885		9,885	0.03%	0.00%
	A Ordinary Shares	19,769		19,769		19,769	0.06%	0.00%
	C Deferred Shares	112,855		112,855		112,855	0.37%	0.00%

William Brady	A Deferred Shares	9,885			9,885		9,885	0.03%	0.00%
	A Ordinary Shares	19,769			19,769		19,769	0.06%	0.00%
	C Deferred Shares	112,855			112,855		112,855	0.37%	0.00%

QBDG	A Preference	12,469,954	950,060 (Series A	)	13,420,014		13,420,014	43.54%	48.17%

Galen Partners	B Preference	10,450,653	3,762,316 (Series B	)	14,212,969		14,212,969	46.11%	51.01%

Tom Bologna	B Preference	190,011	37,921 (Series B	)	227,932		227,932	0.74%	0.82%

Total Shares		23,992,178			28,742,475		28,742,475	93.25%	0.00%

Shares Reserved for Issue Against Current QBDG Share Options (to be replaced by QBDH Share Options	Ordinary Shares					505,009	505,009	1.64%	0.00%

Shares Reserved for Issue Against Options to be granted to Directors
John Wilkerson	Ordinary Shares	62,546	62,546	0.20%	0.00%
David Azad	Ordinary Shares	62,546	62,546	0.20%	0.00%
Tom Bologna	Ordinary Shares	125,091	125,091	0.41%	0.00%
Fred Hallsworth	Ordinary Shares	42,546	42,546	0.14%	0.00%
Paul Cowan	Ordinary Shares	62,546	62,546	0.20%	0.00%
Independent Board Member	Ordinary Shares	125,091	125,091	0.41%	0.00%
Shares Reserved for Future Share Option/Management Equity Issues	Various	1,096,300	1,096,300	3.56%	0.00%

Totals		2,081,675	30,824,150	100.00%	100.00%

Schedule D

Tax Memorandum

MEMORANDUM

TO:	The Board of Directors of Quotient Biodiagnostics Holdings Limited

FROM:	Mark Hrenya

DATE:	January 30, 2012

RE:	Tax Memorandum

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this analysis is not intended or written by us to be used, and cannot be used, for the purpose of avoiding tax penalties under the Internal Revenue Code of 1986, as amended.

BACKGROUND

This memorandum is the “Tax Memorandum” as defined in the Quotient Biodiagnostics Holdings Limited Shareholders Agreement dated January     , 2012. It discusses the “controlled foreign corporation” (“CFC”) and “passive foreign investment company” (“PFIC”) anti-deferral regimes in the United States Internal Revenue Code of 1986, as amended, and is being issued in conjunction with the acquisition of Quotient Biodiagnostics Holdings Limited (“QBDH”) B Preference Shares by Galen Partners V, L.P. and Galen Partners International V, L.P.

The memorandum provides a very general and very high level overview of these two very complex tax regimes. It defines the terms “controlled foreign corporation” and “passive foreign investment company” in order to assist the Board of Directors of Quotient Biodiagnostics Holdings Limited (“QBDH”) with identify transactions1 that could result in QBDH being a CFC or PFIC. It also provides steps QBDH may take to mitigate the adverse tax consequences on its U.S. shareholders due to its status as a CFC or PFIC. This discussion does not address all possible situations in which QBDH could become a CFC or PFIC or all steps it might take to mitigate the related tax consequences on its U.S. shareholders. Hence, it is not intended to be used, and it should not be used, as a substitue for professional tax advice on prospective transactions.

CONTROLLED FOREIGN CORPORATION REGIME

Income Inclusion Rules. A “U.S. Shareholder” of a CFC must include in gross income for the purpose of calculating its U.S. federal income tax, its pro rata share of the undistributed CFC’s “Subpart F income” and any increase in the CFC’s earnings invested in “U.S. property”. Gain realized by a U.S. Shareholder on the sale of stock of a CFC is characterized as a dividend to the extent of the U.S. Shareholder’s pro rata share of the CFC’s accumulated earnings and profits and taxed at ordinary income tax rates. Thus, if QBDH becomes a CFC Galen Partners V, L.P. (and its U.S. partners) will be taxed on certain undistributed income earned by QBDH and its subsidiaries. In addition, gain recognized from the sale of QBDH stock would be classified as ordinary income (currently taxed at rates up to 35%) to the extent of Galen’s allocable share of QBDH accumulated earnings, as opposed to being classified as long-term capital gain (currently taxed at rates up to 15%). As a consequence, QBDH and its shareholders should avoid any transactions that result in QBDH and its subsidiaries being classified as CFCs.

[1]	The term “transactions” for this purpose includes transactions and contractual arrangements among QBDH group members.

In the event they are classified as CFCs, steps should be taken to avoid whenever possible, transactions that will result in an income inclusion.

“United States Shareholder” A “U.S. Shareholder” is any U.S. person (including a partnership organized in the United States) that owns or is treated as owning 10% or more of the total voting power of a foreign corporation’s stock. The regulations generally measure the voting power of each class according to the percentage of the board of directors that the class can elect or replace and then divide the voting power of the class among the persons that own shares of that class. A U.S. person is treated as meeting the 10% threshold if that person owns 20% or more of the number of shares of a class of stock that has the power to elect a majority of the board of directors. The following rules are applied for the purpose of determining whether these thresholds are satisfied.

•	Foreign Entity Attribution. Stock owned by or for a foreign corporation, foreign partnership, foreign trust, or foreign estate is treated as owned proportionately by the entity’s shareholders, partners, or beneficiaries. The attribution does not stop until the stock is attributed to a foreign individual or a U.S. person.

•	Constructive Ownership. Stock actually owned by an individual’s spouse, children, grandchildren, and parents is treated as owned by the individual except when the rule would treat a U.S. citizen or resident alien individual as owning stock owned by a nonresident alien individual. The constructive ownership rules also attribute stock between domestic entities and their owners and treat options on stock of a corporation as having been exercised, but only to the extent that such treatment would result in a U.S. person being a U.S. Shareholder or the foreign corporation a CFC.

Controlled Foreign Corporation. A foreign corporation is a CFC if more than 50% of either the total combined voting power of its stock entitled to vote or the total value of its stock is owned (or treated as owned) by “U.S. Shareholders” on any day during the foreign corporation’s taxable year.

•	Voting-power test. If U.S. Shareholders own more than 50% of the voting power of the stock of a foreign corporation, it is a CFC, regardless of the value of such stock. A foreign corporation is a CFC if U.S. Shareholders can elect, appoint, or replace a majority of the board of directors. The same result occurs if the U.S. Shareholders can elect half of the board and one or more of those directors has the power to cast a vote to break any deadlock. If a foreign corporation has a class of stock with the power to elect over half of the corporation’s directors, a U.S. shareholder may have over half of the total voting power simply by owning over half of that class of stock.

•	Value test. A corporation may also be a CFC if U.S. Shareholders own over half its stock by value, even if they do not satisfy the voting power test. As a result, the word “controlled” is a misnomer in some cases. The value test can be applied only if the relative values of FC’s preferred and common shares are known. If the preferred stock held by C is worth over 50 percent of the total value of all the common and preferred stock, FC is a controlled foreign corporation. Because the relative values of preferred and common stock may shift over time, a foreign corporation may become a CFC without a change in stock ownership.

•	Example. Assume Galen Partners V, L.P. owns stock representing 40% of the voting power and 40% of the value of the stock of QBDH. A Quotient Bioscience shareholder sells 50% of the shares of Quotient Bioscience’s only class of stock to a U.S. citizen. The U.S. citizen will be deemed to own 10.6% of the voting power of QBDH stock and therefore the U.S. citizen will be a U.S. Shareholder. QBDH will also be a CFC because the U.S. citizen and the Galen fund will own more than 50% of the voting power of the stock of QBDH.

Subpart F Income. If QBDH is a CFC, each U.S. Shareholder will be required to include in gross income, its’ pro rata share of QBDH’s Subpart F income which includes “Foreign Base Company Income” or “FBCI”. Under a de minimis exception, a CFC’s FBCI is zero if it is less than both (i) 5% of the CFC’s gross income, and (ii) U.S. $1,000,000. Income is not FBCI if it is taxed at an effective foreign tax rate that exceeds 31.5%. In addition, a U.S. Shareholder is not required to pick up its pro rata share of FBCI in any year in which a CFC has a deficit in its earnings and profits.

QBDH’s FBCI is likely to fall within two (of several) FBCI categories: (i) foreign personal holding company income (“FPHCI”) and (ii) foreign base company sales income (“FBCSI”).

•	Foreign Personal Holding Company Income. FPHCI generally consists of passive income comprised of the following:

dividends, interest, royalties, rents, and annuities;

net gains from certain property transactions;

net gains from certain commodities transactions;

certain foreign currency gains;

income equivalent to interest;

income from notional principal contracts;

certain payments in lieu of dividends; and

amounts received under certain personal service contracts.

•	Exceptions. There are several exceptions that apply to income earned from the active conduct of a trade or business provided certain conditions are satisfied. These exceptions generally do not apply to income received by a CFC from a group company organized in another country.

•	Example. Assume that QBDG through its subsidiary Alba develops certain intellectual property for which it obtains a patent. Alba makes an election to be treated as a disregarded entity for U.S. federal tax purposes and therefore its development activities are treated as development activities of QBDG. QBDG grants two licenses: one to Company X located in country Y and another to its U.S. subsidiary Quotient. Royalties received from Company X would not be FPHCI but royalties received from Quotient would be FPHCI.

•	Foreign Base Company Sales Income. FBCSI may come in a variety of forms, including profits, commissions, fees, or other income, and may involve a CFC that either buys and sells for its own account or acts as the agent for a related person. FBCSI always involves the purchase or sale of personal property. A CFC may have FBCSI as a result of participating in any of four basic types of transactions. The property involved in each transaction must be made and used outside the country in which the CFC is organized.

•	Categories of FBCSI. The four basic types of transactions that give rise to FBCSI include transactions in which –

•	A CFC buys personal properly from a related person and sells it to anyone. FBCSI results, however, only if (1) the property is manufactured outside the country under the laws of which the CFC is organized, and (2) the property is sold for use, consumption, or disposition outside that foreign country.

•	A CFC buys personal property from anyone and sells it to related person. FBCSI results, however, only if (1) the property is manufactured outside the country under the laws of which the CFC is organized, and (2) the property is sold for use, consumption, or disposition outside that country.

•	A CFC buys personal property from anyone on behalf of related person (i.e., it functions as a purchasing agent), FBCSI results, however, only if (I) the property is manufactured outside the country under the laws of which the CFC is organized, and (2) the property is sold for use, consumption, or disposition outside that country.

•	A CFC sells personal property on behalf of related person (i.e., it functions as a sales agent). FBCSI results, however, only if (1) the property is manufactured outside the country under the laws of which the CFC is organized and (2) the property is sold for use, consumption, or disposition outside that country.

•	Exception. FBCSI does not result if the CFC manufactures the property. Thus, if a CFC buys property, transforms it in some way, and then sells it the resulting income will not be FBCSI. The key issue is whether the CFC should be treated as buying and selling the same property or as selling property it manufactured. A CFC may be treated as manufacturing property manufactured by a third party for it pursuant to a contract if the CFC substantially participates in the manufacturing process.

•	Example. Q-Screen purchases product from an unrelated manufacturer located in India which Q-Screen does not manufacture under U.S. tax principles. Q-Screen sells product to Alba which in turn sells product to a company located in the United Kingdom. The income earned by Q-Screen is FBCSI under the second category of FBCSI described above.

Increase in Earnings Invested in U.S. Property. A U.S. Shareholder of a CFC generally must include in gross income its pro rata shares of the increase in the earnings invested by the CFC in “U.S. property” for the taxable year. “U.S. property” is defined to include four basic types of property: (1) tangible property located in the United States; (2) stock of a domestic corporation; (3) obligations of U.S. persons; and (4) certain items such as patents and copyrights used in the United States.

Very generally, the amount of the income included in the U.S. Shareholder’s gross income under this provision is equal to the lesser of the adjusted basis of the U.S. property and the earnings and profits of the CFC. A U.S. Shareholder generally disregards any U.S. property that was acquired by the CFC before the first day on which it was treated as a CFC. The amount disregarded may not exceed the earnings accumulated in periods before the first day the foreign corporation became a CFC. Thus, QBDH’s investment in Quotient Biodiagnostics, Inc. could result in Galen Partners V, L.P. being required to include an amount in gross income for U.S. federal income tax purposes, if QBDH becomes a CFC and additional QBDH earnings are invested in the subsidiary thereafter.

PASSIVE FOREIGN INVESTMENT COMPANY REGIME

Passive Foreign Investment Company. A foreign corporation is a PFIC if at least (i) 75% of its gross income for any taxable year consists of passive income (the” Income Test”), or (ii) 50% of the average value of its assets for the year produce or are held for the production of passive income (the “Asset Test”). Passive income is comprised of FPHCI as defined under the CFC rules. Asset values are generally determined using fair market values at the end of each fiscal quarter, but adjusted tax basis must be used if the foreign corporation is a CFC, (increasing the risk that the corporation will be a PFIC because the foreign corporation has no adjusted tax basis in its intellectual property – a non-passive asset). While cash and temporary investments may in fact represent a company’s working capital, they are considered passive assets.

•	CFC/PFIC Overlap Rule: A foreign corporation is not a PFIC with respect to a particular U.S. investor if the foreign corporation is (i) a CFC and (ii) the U.S. investor is a U.S. Shareholder.

•	PFIC Taint. Except as noted below, if a foreign corporation is a PFIC at any time when a U.S. shareholder hold stock of such corporation, the stock will continue to be PFIC in the hands of the U.S. shareholder (the “PFIC Shareholder”) notwithstanding that the foreign corporation never meets the Income Test or Asset Test again.

•	Example. Assume QBDH is a CFC. As a result, its must use the adjusted tax basis of its assets to determine whether it meets the Asset Test. After a financing transaction, the cash and other passive assets QBDH represent more than 50% of its assets because no value is assigned to its intellectual property and other intangible assets. QBDH will not be considered a PFIC with respect to Galen Partners V, L.P., because Galen Partners V, L.P. is a U.S. Shareholder. However, QBDH will be a PFIC with respect to Thomas Bologna because Thomas is not a U.S. Shareholder.

Excess Distribution Regime. A PFIC Shareholder is taxed under the “excess distribution” regime. An excess distribution is (i) the amount of a distribution received by a PFIC Shareholder from a PFIC during the taxable year over 125% of the average distributions received in respect of such stock during the 3 preceding taxable years, and (ii) any gain recognized from the disposition of PFIC stock. If a PFIC Shareholder receives an excess distribution, the amount of the distribution is spread ratably to each day in the PFIC Shareholder’s holding period. The tax thereon is calculated by multiplying the income spread to each year by the highest ordinary income tax rate in effect for such year. An interest charge is added to the tax as if the tax were due and payable with the return filed for that year and the tax is being paid late.

•	Dispositions of PFIC Stock. With very limited exceptions, gain realized upon a sale or exchange of PFIC Stock, including those which normally quality for nonrecognition treatment, e.g. tax-free reorganizations, is recognized and taxed under the excess distribution regime.

Qualified Electing Funds. A U.S. shareholder is not taxed under the excess distribution regime, if the shareholder makes an election to treat a PFIC as a “qualified electing fund” or “QEF”. A shareholder of a QEF must include in gross income, its pro rata share of the QEF’s earnings and profits. This inclusion is divided between ordinary earnings and long-term capital gain. An investor must include its pro rata share of the QEF’s earnings and profits in gross income only for those years in which the QEF meets the PFIC Income Test or Asset Test. If neither test is met in a particular year, the investor has no income inclusion for that year.

•	Election. A QEF election can be made only if the foreign corporation agrees before the election is made that it will make the information available to the U.S. shareholder necessary to file the U.S. shareholders federal income tax return. The election must generally be made on or before the due date, including extensions, of the tax return the U.S. shareholder files for the first year in which the foreign corporation meets the PFIC Income Test or Asset Test.

•

Benefit of Election. The PFIC Income Test is based on gross income, (i.e., gross receipts less cost of goods sold but before the deduction of period expenses such as R&D, administrative and marketing expenses). In contrast, a U.S. shareholder who has made a QEF election must include an amount in income only if the company has earnings and profits, (i.e., gross income in excess of period expenses). Accordingly, a QEF election made with respect to an early stage technology company will seldom result in an income inclusion for a U.S. shareholder. While an early stage technology company may meet the PFIC Income Test (because its only gross income consists of interest on funds in its bank account) or, the PFIC Asset Test (because it is a CFC and has significant cash on hand after a financing), it often fails to generate earnings and profits in those years. Accordingly, a QEF election is generally advisable for an early stage foreign technology company if the foreign company meets the Income Test or Asset Test in order to avoid taxation under the excess distribution regime when the U.S. shareholder sells its shares of company stock.

Annual Determinations. It seems unlikely that QBDH will meet the Income Test in light of the fact that it currently has sales. It may however meet the Asset Test if it becomes a CFC and is required to use the adjusted tax basis of its assets to make this determination. While it is less likely that QBDH will be a PFIC if it is not a CFC, it may nevertheless satisfy one of the tests under certain circumstances. Accordingly, it should (i) agree to provide each U.S. shareholder with the information necessary to prepare its U.S. federal income tax return should the U.S. shareholder make a QEF election (to enable the U.S. shareholder to make the election), and (ii) determine annually whether it is a PFIC and if so, the pro rata share of each U.S. shareholders ordinary income and capital gain. The statement attached as Exhibit I should be provided to the U.S. shareholder each year before the due date of its U.S. federal income tax return (March 15th for Galen Partners V, L.P).

Exhibit I

PFIC ANNUAL INFORMATION STATEMENT

Quotient Biodiagnostics Holdings Limited

1. This Information Statement is for the taxable year of Quotient Biodiagnostics Holdings Limited (the “Company”) beginning on [                    ] and ending on [                    ] (the “Taxable Year”) and is issued to [U.S. shareholder’s name] (“Investor”).

2. For the Taxable Year, the Company:

     was a passive foreign investment company (“PFIC”).

     was not a PFIC (Skip Sections 3 and 4).

3. The Investor’s pro-rata share of the Company’s ordinary earnings and net capital gain (as determined under U.S. federal income tax principles) for the Taxable Year follows:

Ordinary Earnings:

Net Capital Gain :

4. The amount of cash and fair market value of other property distributed or deemed distributed by the Company to the Investor during the Taxable Year was -

Cash: U.S. $

Fair Market Value of Property; U.S. $

5. The Company will permit the Investor, its direct or indirect owners to inspect and copy the Company’s permanent books of account, records, and such other Company documents as are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles.

Date: [                    ]

Company

By:

Title:	Chief Executive Officer